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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Emerson Electric Co.:

We consent to the use of our report, dated November 3, 2003, with respect to the consolidated balance sheets of Emerson Electric Co. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in accounting for goodwill and other intangible assets.

/s/ KPMG LLP
St. Louis, Missouri
January 28, 2004